                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION



           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                              [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
                                                                 14A-6(E) (2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        ORRSTOWN FINANCIAL SERVICES, INC.
 ______________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

 ______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

     (1) Tile of each class of securities to which transaction applies:

     ________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:

     _________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     _______________________________________________________________________

     (4) Proposed maximum aggregate value of transaction:

     ________________________________________________________________________

     (5) Total fee paid:

     ________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     ________________________________________________________________________

     (2) Form, Schedule or Registration Statement No.:

     ________________________________________________________________________

     (3)  Filing Party:

     ________________________________________________________________________

     (4)  Date Filed:

     ________________________________________________________________________

                    [Orrstown Financial Services, Inc. Logo]




Orrstown Financial Services, Inc.
77 East King Street
Shippensburg, PA  17257

                                 March 28, 2003



Dear Shareholder,

         You are invited to attend the 2003 Annual Meeting of Shareholders of Orrstown Financial Services, Inc. to be held on Tuesday, April 29, 2003 beginning at 9:00 a.m. The meeting will be held in the King Street Conference Room of the Orrstown Bank Administrative Center located at 77 East King Street, Shippensburg, Pennsylvania.

         A Notice of the Annual Meeting, Proxy Statement and Proxy are enclosed with this mailing. You are encouraged to review this material and complete, sign, date, and return the Proxy in the postage-paid envelope provided. It is important for you to return the Proxy regardless of whether you plan to attend the Annual Meeting. I also invite you to review the enclosed Annual Report, which includes details of the success achieved by your company during 2002.



                                   Sincerely,





                                   Kenneth R. Shoemaker
                                   President and Chief Executive Officer

                    [Orrstown Financial Services, Inc. Logo]





Orrstown Financial Services, Inc.
77 East King Street
Shippensburg, Pennsylvania  17257

                                                              March 28, 2003



                    Notice of Annual Meeting of Shareholders

         The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. will be held on Tuesday, April 29, 2003, at 9:00 a.m., in the King Street Conference Room of the Orrstown Bank Administrative Center located at 77 East King Street, Shippensburg, Pennsylvania, to consider and take action on the following matters:

         1. Elect three directors to Class C for three year terms expiring in 2006; and

         2. Transact such other business as may properly come before the meeting.

         Your Board of Directors recommends a vote "in favor of" the election as directors to Class C of the three nominees listed in the enclosed Proxy Statement.





                                                              Denver L. Tuckey
                                                              Secretary




         TABLE OF CONTENTS                                                                     Page
         -----------------                                                                     ----

Annual Meeting Information                                                                         1

         Who is entitled to vote?                                                                  1
         On what am I voting?                                                                      1
         How does the Board of Directors recommend I vote in the election of directors?            1
         How do I vote?                                                                            1
         What is a quorum?                                                                         2
         What vote is required to elect directors?                                                 2
         Who will count the vote?                                                                  2
         What is the deadline for shareholder proposals for next year's Annual Meeting?            2
         How are proxies being solicited?                                                          2

Share Ownership of Certain Beneficial Owners                                                       3

Share Ownership of Management                                                                      4
         Section 16(a) Beneficial Ownership Reporting Compliance                                   5

Election of Directors                                                                              5

Biographical Summaries of Nominees and Directors                                                   6
Board Committees and Meeting Attendance                                                            7
Audit Committee Report                                                                             8
Compensation of Directors                                                                          9
Report on Executive Compensation                                                                  10
Company Performance                                                                               12
Executive Compensation                                                                            14
         Summary of Compensation                                                                  14
         Option Grants in 2002                                                                    15
         Aggregated Option Exercises in 2002 and Year-end Option Values                           16
         Retirement Benefits                                                                      16
         Change in Control Agreement                                                              17
Transactions with Management                                                                      17
Independent Certified Public Accountants                                                          18


                        ORRSTOWN FINANCIAL SERVICES, INC.
                               77 East King Street
                        Shippensburg, Pennsylvania 17257


                                 PROXY STATEMENT



Annual Meeting Information

         This proxy statement contains information about the Annual Meeting of Shareholders of Orrstown Financial Services, Inc. to be held Tuesday, April 29, 2003, beginning at 9:00 a.m., in the King Street Conference Room of the Orrstown Bank Administrative Center located at 77 East King Street, Shippensburg, Pennsylvania, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Company's Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to shareholders on or about March 28, 2003.

Who is entitled to vote?

         Shareholders owning Company Common Stock on March 31, 2003 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 1, 2003 there were 2,401,970 shares of Common Stock outstanding.

On what am I voting?

         You will be asked to elect 3 directors to Class C for three-year terms expiring in 2006.

         The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of Company management.

How does the Board of Directors recommend I vote in the election of directors?

         The Board of Directors recommends a vote FOR the election of each of the three nominees as directors to Class C.

How do I vote?

         Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote for the three persons nominated for election as directors to Class C.

         You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

         A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called "broker non-votes." Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

         The three nominees for election as directors to Class C receiving the highest number of votes will be elected to the Board of Directors.

Who will count the vote?

         The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year's Annual Meeting?

         Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company's By-laws. Proposals intended for inclusion in next year's proxy statement and proxy card must be received by the Company not later than November 28, 2003. All proposals should be addressed to the Secretary of the Company.

How are proxies being solicited?

         In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be born by the Company.

Share Ownership of Certain Beneficial Owners

         The Company does not know of any person who beneficially owned more than 5% of the Company's Common Stock on March 1, 2003, except as shown in the following table:

     Name and address of              Common Stock            Percent of
      Beneficial Owner             Beneficially Owned            Class
      ----------------             ------------------            -----
Orrstown Bank                          365,800(1)                15.2%
77 East King Street
Shippensburg, PA 17257

(1) Shares held directly by the Bank, or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank shares voting power as to 205,208 of these shares but, as a matter of policy, votes such shares solely in accordance with the directions, if any, of the persons with whom it shares voting power. The Bank has sole voting power as to 36,245 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares. As a matter of policy, however, the Bank does not vote shares for which it has sole voting power. The Bank does not have the right to vote the remaining 124,347 shares and disclaims beneficial ownership of such shares.

Share Ownership of Management

         The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 14, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2003. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

                                                    Common Stock
                    Name                         Beneficially Owned(1)(2)
                    ----                         ------------------------
       Anthony F. Ceddia                               1,846
       Jeffrey W. Coy                                 13,887
       Bradley S. Everly                               6,483
       Philip E. Fague                                 8,263
       Stephen C. Oldt                                 8,670
       Andrea Pugh                                     5,054
       Gregory Rosenberry                             15,610
       Kenneth R. Shoemaker                           19,833
       Glenn W. Snoke                                  5,140
       Denver L. Tuckey                                4,757
       John S. Ward                                    2,049
       Joel R. Zullinger                              12,510
       Directors, nominees and
         executive
         officers as a group (17
         persons including those named               118,785
         above)

--------------------------------------------------------------------------------

(1) On March 1, 2003, none of the individuals named in the above table beneficially owned more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approximately 4.85% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.
(2) The amounts shown include the following amounts of Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 1, 2003 through the exercise of stock options granted pursuant to the Company's stock option plans: Mr. Ceddia, 763; Mr. Coy, 1,020; Mr. Everly, 4,400; Mr. Fague, 6,450; Mr. Oldt, 3,350; Ms. Pugh, 1,020; Mr.
      Rosenberry, 1,020; Mr. Shoemaker, 12,190; Mr. Snoke, 1,020; Mr. Tuckey, 1,020; Mr. Ward, 1,020; Mr. Zullinger, 1,020; and all directors, nominees and executive officers as a group, 47,943 shares.

         Section 16(a) Beneficial Ownership Reporting Compliance. Based on our records, we believe that during 2002 our directors and executive officers complied with all SEC filing requirements applicable to them.

                              ELECTION OF DIRECTORS

         The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company's directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting the shareholders will be asked to elect three directors to Class C to serve until the annual meeting of shareholders in 2006 or until their successor is elected.

         The Board of Directors has nominated the following persons for election as directors to Class C:

                                Anthony F. Ceddia
                                   Andrea Pugh
                              Kenneth R. Shoemaker

All of the nominees are presently serving as directors of the Company and of Orrstown Bank, the wholly owned bank subsidiary of the Company.

         Your shares of Company Common Stock represented by your proxy will be voted FOR the election of the 3 named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

         The Board of Directors recommends a vote FOR the election of all 3 nominees as directors to Class C.

Biographical Summaries of Nominees and Directors

         Information about the nominees for election as directors to Class C at the Annual Meeting and information about the directors in Class A and Class B is set forth below.

                      CLASS A DIRECTORS - TERM EXPIRES 2005

                                                                     Principal occupation
                                                                     for last 5 years and               Director
              Name                            Age                  position with the Company              Since
              ----                            ---                  -------------------------              -----

Jeffrey W. Coy (2)                            51                State Legislator; Vice Chairman          1984(1)
                                                                  of the Company and the Bank

John S. Ward (3)                              65                  President, Modern Transit               1999
                                                                  Partnership, a non-profit
                                                                organization created to support
                                                                  bringing commuter rail to
                                                                 Central Pennsylvania; retired
                                                                Chief Clerk, Cumberland County,
                                                                         Pennsylvania

Joel R. Zullinger (2)                         54               Attorney-at-Law; Chairman of the          1981(1)
                                                               Board of the Company and the Bank


                      CLASS B DIRECTORS - TERM EXPIRES 2004

                                                                     Principal Occupation
                                                                     for last 5 years and               Director
              Name                            Age                  position with the Company              Since
              ----                            ---                  -------------------------              -----

Gregory A. Rosenberry                         48                President, Tri-Valley Forestry,           1997
                                                                 Inc., a timber harvesting and
                                                                      wholesale business

Glenn W. Snoke (3)                            54                President, Snokes Excavating &            1999
                                                                         Paving, Inc.

Denver L. Tuckey (2)                          69                Retired businessman; Secretary            1995
                                                                 of the Company and the Bank

                  CLASS C DIRECTOR NOMINEES - TERM EXPIRES 2006

                                                                     Principal occupation
                                                                     for last 5 years and               Director
              Name                            Age                  position with the Company              Since
              ----                            ---                  -------------------------              -----

Anthony F. Ceddia                             59                          President,                      1996
                                                                    Shippensburg University

Andrea Pugh (3)                               50                Owner, PharmCare Consultants, a           1996
                                                                  pharmacy consulting business

Kenneth R. Shoemaker (2)                      55                 President and Chief Executive           1986(1)
                                                                       Officer of the
                                                                     Company and the Bank

--------------------------------------------------------------------------------

(1) Includes service as director of Orrstown Bank during period prior to 1988, when Orrstown Bank became a wholly-owned subsidiary of the Company.
(2)  Member of the Executive Committee of the Bank.
(3)  Member of the Audit Committee.

Board Committees and Meeting Attendance

         During 2002 the Board of Directors of the Company met 13 times and the Board of Directors of Orrstown Bank met 13 times. The Board of Directors of the Company has an Executive Committee that did not hold any meetings in 2002, and an Audit Committee. The Board of Directors of the Bank has an Executive Committee. During 2002 all of the Directors of the Company and the Bank attended at least 75% of all meetings of the respective Boards and Committees on which they served.

         Executive Committee. The Executive Committee of the Bank's Board of Directors acts on matters between regular meetings of the Board of Directors. The Executive Committee also makes recommendations regarding compensation to the Board of Directors and reviews the qualifications of and makes recommendations to the Board of Directors regarding persons eligible to stand for election as directors. The Executive Committee met 14 times during 2002. The members of the Executive Committee are Jeffrey W. Coy, Chairman, Kenneth R. Shoemaker, Denver
L. Tuckey and Joel R. Zullinger. The same individuals also constitute the Executive Committee of the Board of Directors of the Company.

         Audit Committee. The Audit Committee is responsible for providing independent oversight of the Company's accounting functions and internal controls. The Audit Committee monitors the preparation of quarterly and annual financial reports by Company management, including discussions with management and the Company's independent auditors about key accounting and reporting matters. The Audit Committee also is responsible for matters concerning the relationship between the Company and its independent auditors including, recommending, their appointment or removal; reviewing the scope of their audit services and related fees as well as other services they provide to the Company; and determining whether the independent auditors are "independent." In addition, the Audit Committee oversees management's implementation of internal control systems including, reviewing policies relating to legal and regulatory compliance, ethics and conflicts of interest; and reviewing the activities and recommendations of the Company's internal auditing program. The members of the Audit Committee are Andrea Pugh, Chair, Gregory A. Rosenberry, Denver L. Tuckey and John S. Ward, each of whom is independent as defined in the listing standards of the National Association of Securities Dealers (NASD). Glenn W. Snoke served on the Audit Committee through April, 2002 when Messrs. Rosenberry and Tuckey were appointed to the Committee. The Audit Committee met 5 times during 2002.

Audit Committee Report

         The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2002. The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), received from Smith Elliott Kearns & Company, LLC, the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with Smith Elliott Kearns & Company, LLC, that firm's independence. In that regard, the Audit Committee has considered whether the provision by Smith Elliott Kearns & Company, LLC, of certain limited services in addition to its audit services is compatible with maintaining that firm's independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

                                Audit Committee:

                                Andrea Pugh, Chair
                                Gregory A. Rosenberry
                                Denver L. Tuckey
                                John S. Ward

Compensation of Directors

         Directors' Fees. During 2002, each director of the Company received $400.00 for each meeting of the Company Board of Directors attended and $250.00 for each committee meeting attended. Each director of Orrstown Bank was paid an annual retainer fee of $7,500.00 and a fee of $400.00 for each meeting attended. Non-employee directors of the Bank also receive $250.00 for each committee meeting attended. In addition, in 2002 the Chairman of the Board of the Bank received an annual fee of $8,500, the Vice Chairman received an annual fee of $6,500 and the Secretary received an annual fee of $5,500.

         Deferred Compensation Plan. In 1995, the Company and Orrstown Bank established a non-qualified deferred compensation plan for directors. Participation in the plan is voluntary. Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, and Stephen C. Oldt, Executive Vice President and Chief Operations Officer of the Bank, also participate in the Plan. Each participant may elect each year to defer all or a portion of his or her directors' fees or, in the case of Messrs. Shoemaker and Oldt, base salary. Those deferring compensation must begin withdrawals from the plan by age 75. The amounts deferred are invested in a rabbi trust with the trust department of Orrstown Bank as trustee. The participants direct the investment of their own accounts and there is no guarantee as to investment performance. Growth of each participant's account is a result of investment performance and not as a result of an interest factor or interest formula established by the participant.

         In addition, Orrstown Bank has a separate deferred compensation arrangement with seven of its directors or former members of its Board of Directors whereby a director or his or her beneficiaries will receive a monthly benefit beginning at age 65. The arrangement is funded by an amount of life insurance on each participating director calculated to meet the Bank's obligations under the compensation agreement. The cash value of future benefits to be paid, which are included in other liabilities on the Company's consolidated balance sheet, amounted to $124,057 at December 31, 2002. Annual expense of $12,456 was charged to operations for 2002.

         Directors Retirement Plan. In 1998 Orrstown Bank established a director's retirement plan which provides participating directors a $12,000 per year benefit (indexed for inflation by 4.00% per year until payments commence) for the lesser of ten years or the number of years served. This program encourages current directors to continue to serve as directors and enables the Bank to reward its long-serving directors for their valuable services.

         Non-Employee Director Stock Option Plan of 2000. On January 27, 2000, the Board of Directors of the Company approved the Orrstown Financial Services, Inc. Non-Employee Director Stock Option Plan of 2000. The Directors' Option Plan is a formula plan under which options to purchase shares of Company Common Stock are granted each year to directors in office on April 1. The number of options granted each year is based on the Company's return on average equity for the most recent fiscal year. All options have a term of 10 years from the regular grant date, are fully exercisable from the regular grant date and have an exercise price equal to the "fair market value" of Company Common Stock as of the date of the grant of the option. As long as shares of Company Common Stock are traded over-the-counter and quotations for the shares appear on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board service, "fair market value" will mean the average of the average of the daily high bid and low offer quotations for shares of Company Common Stock reported through the OTC Bulletin Board service for the 10 trading days immediately preceding the date of the grant of the option. If no bid or no offer quotations are available during the 10 day pricing period, then "fair market value" will mean the price of the last trade reported for the shares through the OTC Bulletin Board service. If a director "retires," whether as a result of reaching mandatory retirement age, or under any other circumstances the Board of Directors, in its discretion, may determine to constitute retirement, the options previously granted to the director will expire at their scheduled expiration date. If a director's service as a director terminates for any other reason, the options previously granted to the director will expire six months after the date of termination of service unless scheduled to expire sooner. In April 2002, each director, except Mr. Shoemaker, was granted an option covering 331 shares of Company Common Stock at an exercise price of $39.25 per share.

Report on Executive Compensation

         The Company does not have a compensation committee and no compensation was paid to executive officers of the Company by the Company in 2002. All compensation was paid by the Bank.

         The Executive Committee of the Bank, composed of three non-employee Directors of the Bank and Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, conducts a full review each year of the Bank's executive compensation programs and is responsible for making recommendations to the full Board of Directors. Mr. Shoemaker does not participate in the Committee's evaluation of his performance for purposes of his compensation. With respect to other executive officers, the Committee considers the recommendations of Mr. Shoemaker before making final recommendations to the Board of Directors.

         The Bank's executive compensation program has four main components:

         Base Salary. The Executive Committee determines base salaries for executive officers based upon competitive pay practices of other banks of similar size on a regional basis for similar positions and responsibilities. The Executive Committee obtains comparisons of base salaries paid by other banks from various sources, including L. R. Webber Associates, a Holidaysburg, Pennsylvania consulting firm. Annually, the Executive Committee recommends changes in base salaries of executive officers based on its evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual's personal performance in achieving previously established goals is the most important factor.

         Executive Incentive Plan. The Executive Committee also oversees the Bank's Executive Incentive Plan established in 1998. The purpose of the Plan is to support and promote the pursuit of the Bank's organizational objectives and financial goals through the payment of annual cash bonuses to executive officers and other key employees. Under the Plan, the percentage increase in earnings for the year is given a 75% weighting and the percentage increase in funds (deposits and short-term purchased funds) for the year is given a 25% weighting. The resulting percentage factors are then added together, resulting in a bonus percentage factor to be applied to an executive's salary to determine the amount of his or her bonus. For example, a 10% increase in earnings and a 20% increase in funds would result in a 12.5% bonus percentage factor (10% x .75 = 7.5%, 20% x .25 = 5%; 7.5% + 5% = 12.5%). Assuming a base salary of $100,000, the amount of the bonus would be $12,500. Under the Plan, the Bank will pay out 50% of the bonus amount in the year to which the bonus relates, 25% in the next year and 25% in the second year. Thus, the amounts reported below in the Summary Compensation Table as paid in 2002 pursuant to the Executive Incentive Plan include 50% of the bonus amount earned in 2002, 25% of the bonus amount earned in 2001 and 25% of the bonus amount earned in 2000. The bonus amounts as to which payment is deferred to subsequent years are not vested and will be forfeited by an employee whose employment with the Bank is terminated prior to payment of the deferred amounts. In addition, in 2000, 2001 and 2002, the Board of Directors determined, within its discretion under the Plan, to actually fund bonuses under the Plan at the rate of 50% of the bonus amount calculated pursuant to the principles described above. The Executive Committee and the Board of Directors have complete discretion as to whom bonuses will be awarded under the Plan and have the further discretion to award bonuses in excess of the amounts calculated pursuant to the Plan.

         Stock Options. On January 27, 2000, the Board of Directors of the Company unanimously approved and adopted the Employee Stock Option Plan of 2000. The Stock Option Plan was ratified by the shareholders at the 2000 Annual Meeting. The purpose of the Stock Option Plan is to promote the long term success of the Company and the creation of shareholder value by providing additional incentives to those officers and key employees who are in a position to contribute to the long term growth and profitability of the Company; assist the Company to attract, retain and motivate key personnel with experience and ability; and link employees receiving stock options directly to shareholder interests through increased stock ownership.

         The Executive Committee, on behalf of the Board of Directors, administers the Stock Option Plan, and determines the number of shares to be covered by each option, the term of the option, the period of time for options to vest after grant, if any, and other terms and limitations applicable to the exercise of the option. Grants to officers of the Company and other key employees are based on criteria established by the Executive Committee including, past performance, job duties, scope and responsibilities and contributions to overall Company performance.

         Deferred Compensation and Supplemental Benefit Programs. The Bank has established certain deferred compensation and supplemental benefit programs described elsewhere in this proxy statement for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Executive Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

         Chief Executive Officer Compensation. Mr. Shoemaker's compensation for 2002 was established based upon the same factors and policies used to establish compensation for executive officers generally.

                                                     Executive Committee:



                                                     Jeffrey W. Coy, Chairman
                                                     Kenneth R. Shoemaker
                                                     Denver L. Tuckey
                                                     Joel R. Zullinger



Company Performance

         The following graph shows a five-year comparison of the cumulative total return on Company Common Stock as compared to two other indexes: the S&P 500 Index and an index of banks with assets of under $500 million in assets. For 2000, 2001 and 2002, shareholder returns on Company Common Stock are based upon trades reported by the National Association of Securities Dealers' Inc.'s OTC Bulletin Board service. For prior years, shareholder returns on Company Common Stock are based upon reports to the Company by shareholders that bought or sold shares during the indicated periods. The Company is not aware of all prices at which shares traded during such periods. The shareholder returns shown in the graph are not necessarily indicative of future performance.

                        Orrstown Financial Services, Inc.


                                [GRAPH OMITTED]


--------------------------------------------------------------------------------------------------------------------
                                                                        Period Ending
--------------------------------------------------------------------------------------------------------------------
Index                                         12/31/97    12/31/98     12/31/99    12/31/00    12/31/01    12/31/02
--------------------------------------------------------------------------------------------------------------------
Orrstown Financial Services, Inc.               100.00      147.57       222.74      237.92      247.41      303.06
--------------------------------------------------------------------------------------------------------------------
S&P 500                                         100.00      128.55       155.60      141.42      124.63       96.95
--------------------------------------------------------------------------------------------------------------------
SNL <$500M Bank Index                           100.00       91.31        84.52       81.54      112.79      144.45
--------------------------------------------------------------------------------------------------------------------

The performance illustrated assumes that $100 was invested in Company Common Stock and each index on December 31, 1997 and that all dividends were reinvested.

Executive Compensation

         Summary of Compensation. The following table shows cash and other compensation paid or accrued during the last three fiscal years to the Company's Chief Executive Officer and other executive officers who received total annual salary and bonus exceeding $100,000 in 2002.

                                                    SUMMARY COMPENSATION TABLE

                                                                                            Long-Term
                                                        Annual Compensation (1)            Compensation
                                                    --------------------------------    -------------------
         Name and principal              Fiscal                                             Securities           All other
              position                    Year        Salary (2)       Bonus (3)        underlying options    compensation (4)
         ------------------               ----        ----------       ---------        ------------------    ----------------
Kenneth R. Shoemaker,                     2002         $175,000         $30,000               4,000                $68,526
President and Chief                       2001          160,000          25,000               3,990                 72,246
Executive Officer                         2000          150,000          20,000               4,200                 70,918

---------------------------------------------------------------------------------------------------------------------------------

Philip E. Fague, Executive Vice           2002         $110,000         $15,000               2,250                $23,344
President and Chief Sales and             2001           97,500          15,000               2,100                 22,137
Service Officer                           2000               --              --                  --                     --

---------------------------------------------------------------------------------------------------------------------------------

Stephen C. Oldt, Executive Vice           2002         $110,000         $10,000               1,250                $44,518
President and Chief Operations            2001          100,000          15,000               1,050                 46,404
Officer                                   2000           95,000           7,364               1,050                 45,586

---------------------------------------------------------------------------------------------------------------------------------

Bradley S. Everly, Senior Vice            2002         $110,000        $ 10,000               1,250                $29,486
President and Chief Financial Officer     2001          110,000          10,032               1,050                 33,874
                                          2000          108,000           8,394               2,100                 33,561

----------------------------------------------------------------------------------------------------------------------------------

(1) None of the named executive officers received perquisites and other personal benefits in excess of 10% of total annual salary and bonuses.
(2) Amounts shown include compensation earned and received as well as amounts earned but deferred at the election of the executive officer.
(3)  Includes bonuses earned in 2002 under the Executive Incentive Plan.
(4) Includes for 2002 for Messrs. Shoemaker, Fague, Everly and Oldt, respectively, the following compensation amounts: (i) profit sharing contributions, $26,255, $16,654, $16,500 and $16,500; (ii) matching contributions to the 401(k) plan; $5,159, $3,331, $3,300 and $3,300; (iii)
     the present value of the economic benefit to the executive from premiums paid by the Company to purchase split dollar life insurance contracts under the Company's salary continuation plans, $36,513, $2,221, $9,438 and $24,177; (iv) the amount of premiums paid by the Company for death benefit in excess of $50,000 under the Company's group term life replacement plan, $563, $130, $248 and $541; and (v) cash payments in lieu of benefits under the Company's cafeteria plan not selected by Mr. Shoemaker, $36, or by Mr. Fague, $1,008.

         Option Grants in 2002. The following table shows all grants of stock options to the executive officers named in the Summary Compensation Table under the Company's Employee Stock Option Plan of 2000.

                                                   Individual Grants
                            -------------------------------------------------------------
                                             % of total
                            No. of           options
                            securities       granted to
                            underlying       employees        Exercise                            Grant Date
                            options          in  fiscal       price           Expiration          Present Value
Name                        granted          year             ($/share)       Date                (1)
-------------------------------------------------------------------------------------------------------------------
Kenneth R. Shoemaker        4,000             19.05%          $44.00          6/27/12             $53,240

Philip E. Fague             2,250             10.71%          $44.00          6/27/12             $29,948

Bradley S. Everly           1,250              5.95%          $44.00          6/27/12             $16,638

Stephen C. Oldt             1,250              5.95%          $44.00          6/27/12             $16,638

-------------------------------------------------------------------------------------------------------------------

(1) Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation in stock prices for Company Common Stock during the 12 month period prior to grant of the option (30.04%); (ii) dividend yield represents the cumulative dividends per share for the 12 month period prior to grant of the option, divided by the average monthly price of Company Common Stock over the same period (1.48%); (iii) the risk-free rate of return represents the average monthly yield on US Treasury Notes maturing within 9 to 10 years after the date of grant (3.5%); and, (iv) option term represents the period from the date of grant of the option to the expiration of the term of the option.

         Aggregated Option Exercises in 2002 and Year-end Option Values. The following table shows information for the executive officers named in the Summary Compensation Table regarding exercises of options by them during 2002 and the number and value of unexercised options held by them at December 31, 2002.

                                                      Number of securities
                                                      underlying unexercised          Value of unexercised in-the-
                      Shares                          options at year end             money options at year end($)(2)
                      acquired on    Value            ---------------------------     -------------------------------
Name                  exercise (1)   Realized (1)     Exercisable   Unexercisable     Exercisable   Unexercisable
----                  ------------   ------------     -----------   -------------     -----------   -------------

Kenneth R. Shoemaker       --             --           12,190             --          $94,570             --

Philip E. Fague            --             --            6,450             --          $48,960             --

Bradley S. Everly          --             --            4,400             --          $36,710             --

Stephen C. Oldt            --             --            3,350             --          $24,855             --

--------------------------------------------------------------------------------

(1)  No options were exercised by the named executive officers during 2002.
(2) Represents the difference between the option exercise price and the "fair market value" of Company Common Stock on December 31, 2002, determined by the Board of Directors in the exercise of discretion under the terms of the Company's Employee Stock Option Plan of 2000 to be the price of the last trade reported through the OTC Bulletin Board service ($47.00 per share).

         Retirement Benefits. In 1988 Orrstown Bank established a profit sharing plan covering all employees who have attained age 21, completed one year of service and have worked for 1,000 hours or more during the plan year. Upon becoming eligible to participate in the plan, an employee is fully vested. Contributions to the plan are based on bank performance and are at the discretion of the Bank's Board of Director's. Substantially all of the Bank's employees are covered by the plan. The total amount allocated in 2002 to the executive officers identified in the Summary Compensation Table was $75,909.

         In 1992 the Bank established a 401(k) plan for its employees. The Bank makes annual matching contributions of up to 50% of employee contributions to the plan. The total amount allocated in 2002 to the executive officers identified in the Summary Compensation Table was $15,090.

         In 1998, the Bank's Board of Directors established salary continuation plans for Kenneth R. Shoemaker, Bradley S. Everly, Stephen C. Oldt and Philip E. Fague, in order to provide them with supplemental retirement income so that when combined with Social Security and amounts available under the Bank's profit sharing and 401(k) plan, they will be provided a total retirement income equal in amount to 70% of final annual salary. In projecting the amount of an employee's final annual salary, annual salary was assumed to increase at the rate of 5% per year. Vesting in the benefits of the salary continuation plans is determined within the discretion of the Board of Directors. As a result, an intended purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

         In 1998, the Bank's Board of Directors also established an officer group term replacement plan for the benefit of Messrs. Shoemaker, Everly, Oldt and Fague. This plan provides participating officers with a benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank's group term plan at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (not to exceed the net coverage purchased).

         Change in Control Agreement. The Company and the Bank have entered into a change in control agreement with Mr. Shoemaker. The agreement generally provides that in the event of termination of Mr. Shoemaker's employment (other than for cause) with the Company or the Bank under certain circumstances following a "change in control" of the Company or the Bank, Mr. Shoemaker will be entitled to receive continued payment of his annual cash compensation for three years. If Mr. Shoemaker would obtain other employment at any time during the three year period, his compensation from his new employer would be offset against the amounts to be paid to him under the agreement. The agreement also provides that the Company will continue to provide Mr. Shoemaker with available insurance coverages in effect at the time of his termination pursuant to a change in control for a period of three years, offset by coverage for any subsequent employment, or until he reaches age 65. For purposes of the agreement a "change in control" is defined to include an acquisition of 20% or more of the outstanding voting securities of the Company; a merger or consolidation of the Company or the Bank if, as a result of the transaction, less than 50% of the voting securities of the surviving corporation are owned by the former shareholders of the Company; a sale of substantially all the assets of the Company; or the occurrence of any other event designated by a majority of the non-employee directors to constitute a change in control for purposes of the Agreement.

Transactions with Management

         During 2001 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Independent Certified Public Accountants

         The Board of Directors has selected Smith Elliott Kearns & Company, LLC, as the Company's independent certified public accountants for 2003. Representatives of the firm are expected to be present at the Annual Meeting, will have opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

         Audit Fees. Smith Elliott Kearns & Company, LLC, billed the Company aggregate fees totaling $27,150 for professional services rendered for the audit of the Company's financial statements for the year ending December 31, 2002 and for reviewing the financial statements included in the Company's Forms 10-Q for 2002 filed with the Securities and Exchange Commission.

         Financial Information Systems Design and Implementation Fees. Smith Elliott Kearns & Company, LLC, did not perform any financial information systems design or implementation services for the Company in 2002.

         All other Fees. The aggregate fees billed by Smith Elliott Kearns & Company, LLC, for all other services rendered by it to the Company in 2002, other than those described in the two immediately preceding paragraphs, totaled $300.

                    [ORRSTOWN FINANCIAL SERVICES, INC. LOGO]

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Patricia A. Corwell and Robert B. Russell, or either of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Orrstown Financial Services, Inc. Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 29, 2003, at 9:00 A.M., in the King Street Conference Room of the Orrstown Bank Administrative Center located at 77 East King Street, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of all three nominees for director to Class C and will vote in accordance with the directions of Company management on such other matters that may properly come before the meeting.

Please mark your votes as indicated in this example                    [X]

Proxy Item 1 - -
Election of three directors to Class C to serve for a three (3) year term.
Nominees:  Anthony F. Ceddia, Andrea Pugh and Kenneth R. Shoemaker

         FOR all nominees listed herein        WITHHOLD AUTHORITY
         (except as withheld) in space         to vote for all nominees listed
         provided                              herein


                 [ ]                                    [ ]

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________________________________________

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.


_____________________________(Signature of Shareholder)

_____________________________(Signature of Shareholder)

Dated: _______________________________________, 2003